Exhibit 99.1

For release: January 28, 2008, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier to purchase assets of wheel services and railcar parts provider, American Allied
Acquisition strengthens Greenbrier’s leadership position; transaction expected to be immediately accretive to earnings
     Lake Oswego, Oregon, January 28, 2008 – The Greenbrier Companies [NYSE:GBX] announced today that it has entered into a definitive agreement to acquire substantially all of the operating assets of American Allied Railway Equipment Company and its subsidiaries (“American Allied”) for $83 million in cash, plus or minus working capital adjustments. The purchase price will be paid from Greenbrier’s existing cash balances and credit facilities. The acquisition is subject to customary closing conditions and approvals and is expected to be immediately accretive to Greenbrier’s annual earnings.
     American Allied Railway Equipment Co., Inc. and its subsidiaries American Allied Freight Car Co., Inc. and American Allied Railway Equipment Co., South L.L.C. have been an innovative supplier to the rail industry for over 40 years, with a strong reputation for customer service. The assets of American Allied’s three operating plants located in the midwestern and southeastern U.S. are included in the acquisition. Operating from two strategically located wheel facilities in Washington, Illinois and Macon, Georgia, American Allied supplies new and reconditioned wheelsets to freight car maintenance locations as well as new railcar manufacturing facilities. American Allied also operates a parts reconditioning business in Peoria, Illinois, where it reconditions railcar yokes, couplers, side frames and bolsters.
     American Allied’s final calendar 2007 financial results are expected to be about $95 million in annual revenues and $15 million in annual EBITDA, with a workforce approaching 130 employees.
     William A. Furman, president and chief executive officer of Greenbrier, said, “American Allied is an outstanding company that shares our commitment to quality and customer service. In today’s market, customers require a seamless shop network with broad geographic coverage, close proximity to their operations, and consistently high quality of service. American Allied’s shops complement our current network very well and help us fulfill this need. These shops give us more capacity in the higher demand central U.S. region and expand our geographic coverage in the southeast, where we have had difficulty meeting customer needs. Their parts business also fits perfectly with our current parts operations and will allow us to expand our offerings efficiently. ”
     Furman continued, “This acquisition also represents a continuation of our stated strategy to grow our higher margin, less cyclical business units: marine barge manufacturing; railcar repair, refurbishment & parts; leasing; and railcar management services. Post acquisition, we anticipate our refurbishment & parts segment will generate in excess of $500 million in annual revenues. There are a limited number of quality acquisition opportunities of this scale available in the refurbishment & parts business and we are very pleased to have American Allied join our network.”
     Furman concluded, “As recently as 2006, our refurbishment & parts and leasing & services segments contributed only 22% of revenues and 48% of margin, with the balance contributed by our manufacturing segment. Following our strategic diversification efforts, in 2007, 40% of revenues and 68% of margin came from these two reporting segments, and we believe these percentages will continue to increase in 2008. This diversification provides greater stability to cash flow and earnings, and strengthens Greenbrier in the current economic environment, where new railcar demand in North America has slowed significantly.”
     Tim Stuckey, president of Greenbrier Rail Services, said, “We are delighted to welcome American Allied to the Greenbrier network of shops. This company has a well-justified reputation in the industry for quality, reliability, on time delivery, and putting the customer first, all core values in the way we conduct our business. In addition, its shops are some of the most productive and efficient in the industry. This acquisition is a great fit which will improve our offerings considerably and allow us to provide better service to large fleet owners. It will also strengthen our competitive position and create additional economies of scale in our network.”
     Stuckey continued, “With the addition of American Allied’s three facilities, Greenbrier’s shop network will include 38 facilities located across the U.S. and Mexico: 12 wheel shops, 21 repair and refurbishment locations, and five replacement parts facilities. We believe this expansion strengthens Greenbrier’s position as the largest independent refurbishment & parts network in North America and one of the largest purchasers of wheels in North America.”

     Robert Coup, corporate vice president for American Allied Railway Equipment Co., Inc. commented, “We are pleased to be affiliating with The Greenbrier Companies. The combined organization will provide better service and support to our valued customers, with quality goods that assist in controlling maintenance costs of their railcars. We also expect that customers will see improved efficiencies in response levels that will help meet the increasing demands of the rail industry on a national basis.”
About Greenbrier
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations (post American Allied acquisition) across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 10 of Part I , Item 1a and “Forward Looking Statements” on page 28 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.